Law Office of

CHRISTOPHER A. KOZLOWSKI

30 Vail Place at Rahway Train Station Plaza

P.O. Box 167-D Rahway, NJ 07065

(732) 388-0281

Fax: (732) 381-5312

www.kozlowskilegal.com

Tahawi Aerospace Corp.

16500 Collins Ave, Suite 1652

Sunny Isles Beach, FL 33160

November 24, 2017

Re:       Opinion of Counsel

Offering Statement on Form 1-A for Tahawi Aerospace Corp. Offering of up to 12,500,000 Shares of Common Stock

Ladies and Gentlemen:

I have been engaged as counsel to render a legal opinion with regard to the preparation and filing of an offering statement on Form  1-A. The offering statement covers the contemplated sale of up to twelve million five hundred thousand (12,500,000) Shares of Common Stock to be sold by Tahawi Aerospace Corp., a Delaware corporation.

In connection with the opinion contained herein, I have examined the offering statement, the articles of incorporation, the amended and restated certificate of incorporation, bylaws and amended bylaws, the minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion. In my  examination, I have assumed the  legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Please note that while a prior opinion of counsel prepared by Franklin Ogele, Esq. dated September 24, 2016 was filed, the certificate of incorporation and bylaws have since been amended, which I have included in my review.

Based upon the foregoing, I am of the opinion that the common shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof, nor of any qualifications for exemptions from the registration requirements, if applicable.

I further consent to the use of this opinion as an exhibit to the offering statement.

Very truly yours,

/s/ Christopher A. Kozlowski, Esq.

Christopher A. Kozlowski, Esq.